UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2005

H-LINES FINANCE HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-123682	35-2242993
(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 26, 2005, Horizon Lines, LLC (“Horizon Lines”), an indirect subsidiary of H-Lines Finance Holding Corp., and DaimlerChrysler Capital Services and Elspeth Pacific, Inc., its wholly owned subsidiary (collectively, the “Owner Participant”), entered into a binding understanding containing the material terms pursuant to which Horizon Lines will acquire the Owner Participant’s interest in two vessels, the Horizon Enterprise and the Horizon Pacific. These vessels are currently chartered to Horizon Lines by the Owner Participant and are mortgaged to Wachovia Bank, National Association, as Indenture Trustee on behalf of certain loan participants. The total consideration for the purchase of these vessels is expected to be approximately $29.7 million, which may include a payment in respect of indebtedness on these vessels. Horizon Lines expects to use available cash to fund the purchase of these vessels. The closing of this transaction is subject to the negotiation, execution and delivery of definitive documentation and to the approval of the U.S. Maritime Administration.

SAFE HARBOR STATEMENT

This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this Current Report on Form 8-K might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H-LINES FINANCE HOLDING CORP.
(Registrant)

Date: September 1, 2005	By:	/s/ M. MARK URBANIA
M. Mark Urbania
Senior Vice President, Chief Financial Officer and Assistant Secretary

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